Exhibit 99.2

CSX Corp. Announces First Quarter 2020 Financial Results

JACKSONVILLE, Fla. - April 22, 2020 - CSX Corp. (NASDAQ: CSX) today announced first quarter 2020 net earnings of $770 million, or $1.00 per share, versus $834 million, or $1.02 per share in the same period last year. CSX’s operating ratio set a Class I railroad first quarter record of 58.7 percent, improved from 59.5 percent in the prior year.
“I am extremely proud of our outstanding CSX employees for keeping the railroad running at such a high level during these unprecedented times and enabling the delivery of critical goods across the country,” said James M. Foote, president and chief executive officer. “Their hard work and dedication over the past few weeks, and throughout our transformation, have put CSX on the strongest footing it has ever been heading into this period of economic uncertainty.”
Revenue for the first quarter decreased 5 percent over the prior year to $2.86 billion, as growth in merchandise revenue was more than offset by declines in coal and other revenue. Expenses decreased 7 percent year over year to $1.68 billion, driven by continued efficiency gains. Operating income declined 3 percent for the quarter to $1.18 billion compared to $1.22 billion in the same period last year.
CSX executives will conduct a conference call with the investment community this afternoon, April 22, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-866-627-3868. For callers outside the U.S., dial 1-825-312-2388. Participants should dial in 10 minutes prior to the call and enter in 1979628 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended
	Mar. 31, 2020	Mar. 31, 2019	$ Change	% Change

Revenue	$2,855	$3,013	$(158)	(5)%
Expense
Labor and Fringe	606	672	66	10
Materials, Supplies and Other	454	471	17	4
Depreciation	344	330	(14)	(4)
Fuel	192	233	41	18
Equipment and Other Rents	81	88	7	8
Total Expense	1,677	1,794	117	7

Operating Income	1,178	1,219	(41)	(3)

Interest Expense	(187)	(178)	(9)	(5)
Other Income - Net	22	23	(1)	(4)
Earnings Before Income Taxes	1,013	1,064	(51)	(5)

Income Tax Expense(a)	(243)	(230)	(13)	(6)
Net Earnings	$770	$834	$(64)	(8)%

Operating Ratio	58.7%	59.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.00	$1.02	$(0.02)	(2)%

Average Shares Outstanding, Assuming Dilution (Millions)	773	817

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 31, 2020	Dec. 31, 2019
ASSETS

Cash and Cash Equivalents	$1,995	$958
Short-Term Investments	487	996
Other Current Assets	1,339	1,324
Properties - Net	32,188	32,168
Investment in Affiliates and Other Companies	1,901	1,879
Other Long-Term Assets	924	932
Total Assets	$38,834	$38,257

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$255	$245
Other Current Liabilities	1,956	1,906
Long-Term Debt(b)	16,477	15,993
Deferred Income Taxes - Net	6,991	6,961
Other Long-Term Liabilities	1,267	1,289
Total Liabilities	26,946	26,394

Total Shareholders' Equity	11,888	11,863
Total Liabilities and Shareholders' Equity	$38,834	$38,257

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Quarters Ended
	Mar. 31, 2020	Mar. 31, 2019
OPERATING ACTIVITIES
Net Earnings	$770	$834
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	344	330
Deferred Income Tax Expense	28	51
Gain on Property Dispositions	(18)	(27)
Other Operating Activities - Net	54	(15)
Net Cash Provided by Operating Activities	1,178	1,173

INVESTING ACTIVITIES
Property Additions	(381)	(353)
Proceeds from Property Dispositions	35	48
Purchases of Short-Term Investments	(426)	(813)
Proceeds from Sales of Short-Term Investments	936	250
Other Investing Activities	(20)	(2)
Net Cash Provided by/ (Used in) Investing Activities	144	(870)

FINANCING ACTIVITIES
Long-term Debt Issued(b)	500	1,000
Dividends Paid	(201)	(195)
Shares Repurchased(c)	(577)	(796)
Other Financing Activities	(7)	18
Net Cash (Used in)/ Provided by Financing Activities	(285)	27

Net Increase in Cash and Cash Equivalents	1,037	330

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	958	858
Cash and Cash Equivalents at End of Period	$1,995	$1,188

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Income Tax Expense: During first quarter 2020, the Company recognized $5 million in tax benefits primarily due to impacts from the vesting of equity awards. During first quarter 2019, the Company recognized a $32 million tax benefit primarily due to impacts from option exercises and the vesting of other equity awards.

b)
Long-term Debt Issued: On March 30, 2020, CSX issued $500 million of 3.8% notes due 2050. These notes are included in the condensed consolidated balance sheets under long-term debt and may be redeemed by the Company at any time, subject to payment of certain make-whole premiums. The net proceeds will be used for general corporate purposes, which may include debt repayments, repurchases of CSX's common stock, capital investment, working capital requirements, improvements in productivity and other cost reductions.

c)	Shares Repurchased: During first quarters 2020 and 2019, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2020	Mar. 31, 2019
Shares Repurchased (Millions)	9	12
Cost of Shares (Dollars in millions)	$577	$796
Average Cost per Share Repurchased	$64.75	$69.02

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2020 and March 31, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	178	167	7%	$626	$588	6%	$3,517	$3,521	—%
Agricultural and Food Products	121	114	6	365	344	6	3,017	3,018	—
Automotive	104	115	(10)	281	311	(10)	2,702	2,704	—
Minerals(a)	74	70	6	127	125	2	1,716	1,786	(4)
Forest Products(a)	71	70	1	217	212	2	3,056	3,029	1
Metals and Equipment(a)	67	64	5	199	189	5	2,970	2,953	1
Fertilizers	58	62	(6)	112	110	2	1,931	1,774	9
Total Merchandise	673	662	2	1,927	1,879	3	2,863	2,838	1
Coal	181	212	(15)	405	538	(25)	2,238	2,538	(12)
Intermodal	660	657	—	422	428	(1)	639	651	(2)
Other	—	—	—	101	168	(40)	—	—	—
Total	1,514	1,531	(1)%	$2,855	$3,013	(5)%	$1,886	$1,968	(4)%

(a) In Q1 2020, changes were made in the categorization of certain lines of business, impacting Chemicals, Forest Products, Metals and Equipment, and Minerals. The impacts were not material and prior periods have been reclassified to conform to the current presentation.

CSX Corporation

VOLUME AND REVENUE
Total revenue decreased 5% in first quarter 2020 when compared to first quarter 2019 due to significant declines in coal, lower other revenue and unfavorable mix. These decreases were partially offset by merchandise growth.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2020	Mar. 31, 2019
Fuel Surcharge Revenue	$145	$155
Fuel Lag Benefit	$16	$13

Merchandise Volume
Chemicals - Increased due to higher shipments of industrial chemicals, energy and plastics.
Agricultural and Food Products - Increased due to gains in ethanol, sweeteners and oils, and grain.
Automotive - Declined due to lower North American vehicle production including automotive plant closures in March due to the COVID-19 pandemic.
Minerals - Increased due to higher shipments for highway construction and paving projects.
Forest Products - Increased due to higher shipments of pulpboard and woodpulp.
Metals and Equipment - Increased due to higher shipments of equipment, scrap metal and aluminum, partially offset by lower shipments for construction and steel markets.
Fertilizers - Declined due to lower short-haul phosphate shipments, which was partially offset by higher long-haul fertilizer shipments.

Coal Volume
Domestic coal declined primarily due to lower shipments of utility coal as a result of continued competition from natural gas. Export coal declined due to lower international shipments of thermal and metallurgical coal as a result of lower global benchmark prices.

	Quarters Ended
(Millions of tons)	Mar. 31, 2020	Mar. 31, 2019	Change
Coal Tonnage
Domestic	11.1	13.2	(16)%
Export	9.1	10.5	(13)
Total Coal	20.2	23.7	(15)%

Intermodal Volume
Increased domestic shipments were offset by lower international shipments primarily due to extended closures in China due to the COVID-19 pandemic.

Other Revenue
Other revenue decreased $67 million versus prior year primarily due to a favorable contract settlement with a customer in the prior year and lower revenue for demurrage and intermodal storage in the current year.

CSX Corporation

EXPENSE
Expenses of $1.7 billion decreased $117 million, or 7%, in first quarter 2020 when compared to first quarter 2019 primarily driven by efficiency savings.
Labor and Fringe expense decreased $66 million due to the following:

•	Efficiency and volume savings of $62 million primarily resulted from lower headcount, less overtime and reduced crew starts.

•
Total incentive compensation decreased $14 million primarily due to a lower expected annual incentive payout, partially offset by the acceleration of stock compensation expense for awards granted this quarter to certain retirement-eligible employees.

•	Other costs increased $10 million primarily due to the recognition of railroad retirement tax refunds in the prior year and inflation, partially offset by other non-significant items.
Materials, Supplies and Other expense decreased $17 million due to the following:

•	Efficiency and volume savings of $32 million primarily resulted from lower operating support costs, lower terminal costs and reduced equipment maintenance expenses.

•	Gains from real estate and line sales were $18 million in 2020 compared to $27 million in 2019.

•	All other costs increased $6 million primarily driven by inflation.
Depreciation expense increased $14 million primarily due to a 2019 equipment depreciation study that resulted in $10 million of additional expense.
Fuel expense decreased $41 million primarily due to a 12% price decrease and cost savings from fuel efficiency initiatives.
Equipment and Other Rents expense decreased $7 million primarily driven by lower car hire costs due to equipment efficiency and lower volume, partially offset by lower net earnings at TTX.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2020	Mar. 31, 2019	Change
Average	20,627	22,194	(1,567)
Ending	20,455	22,001	(1,546)

Fuel Expense

	Quarters Ended
(Dollars and gallons in millions, except price per gallon)	Mar. 31, 2020	Mar. 31, 2019
Estimated Locomotive Fuel Consumption (Gallons)	96.4	104.7
Price per Gallon (Dollars)	$1.80	$2.04
Total Locomotive Fuel Expense	$174	$214
Non-locomotive Fuel Expense	18	19
Total Fuel Expense	$192	$233

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance continued to improve in first quarter 2020 as train velocity increased 4% to a new first quarter record level while car dwell decreased 3% to a new all-time record level. The Company remains focused on executing the operational plan to deliver further service gains, improve transit times and drive asset utilization while controlling costs.
From a safety perspective, the FRA train accident frequency rate of 1.85 for the first quarter 2020 improved 34% year over year, driven by an all-time record low number of FRA reported train accidents. The FRA reportable personal injury frequency index of 0.59 for the quarter improved 22% versus the prior year, setting a first quarter record for injury frequency index and an all-time record low number of FRA reportable injuries. The Company is committed to continuous safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended
	Mar. 31, 2020	Mar. 31, 2019	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	21.2	20.4	4%
Dwell (Hours) (a)	8.3	8.6	3%
Cars Online (a)	110,801	118,989	7%

Revenue Ton-Miles (Billions)
Merchandise	33.1	31.6	5%
Coal	8.6	10.5	(18)%
Intermodal	6.8	6.5	5%
Total Revenue Ton-Miles	48.5	48.6	—%

Total Gross Ton-Miles (Billions)	95.3	96.7	(1)%
On-Time Originations	91%	81%	12%
On-Time Arrivals (b)	84%	80%	5%

Safety
FRA Personal Injury Frequency Index	0.59	0.76	22%
FRA Train Accident Rate	1.85	2.80	34%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in the third quarter 2019, the calculation of on-time arrivals has changed to consider a train "on time" if it is delivered within two hours of scheduled arrival. Prior year periods have been restated to conform to this change.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Quarters Ended
(Dollars in millions)	Mar. 31, 2020	Mar. 31, 2019
Net Cash Provided by Operating Activities	$1,178	$1,173
Property Additions	(381)	(353)
Other Investing Activities	15	46
Free Cash Flow (before payment of dividends)	$812	$866